Exhibit 99.1

The Container Store Group, Inc. Announces First Quarter Fiscal 2021 Financial Results

Delivers first profitable first quarter in over a decade and record Q1 net sales

First quarter consolidated net sales of $245.3 million, up 61.7% compared to Q1 fiscal 2020 and up 17.1% compared to Q1 fiscal 2019

First quarter earnings per diluted share of $0.35 compared to a loss of $0.34 in the first quarter of fiscal 2020; Adjusted earnings per share* of $0.36 compared to a loss of 0.32 in the first quarter of fiscal 2020

Coppell, TX — August 3, 2021 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the first quarter of fiscal year 2021 ended July 3, 2021. The first quarter of fiscal year 2021 consisted of thirteen weeks.

For the first quarter of fiscal 2021:

●	Consolidated net sales were $245.3 million, an increase of 61.7% compared to the thirteen weeks ending June 27, 2020, which were impacted by COVID-19 related store closures and modified store operating schedules. Compared to first quarter fiscal 2019, consolidated net sales increased 17.1%.
o	Net sales in The Container Store retail business (TCS) were $228.7 million, up 64.1% compared to the first quarter of fiscal 2020, inclusive of a 69.5% increase in other product categories and a 58.6% increase in Custom Closets. Compared to the first quarter of fiscal 2019, TCS net sales were up 17.2%, inclusive of a 22.6% increase in Custom Closets and a 12.7% increase in other product categories.
o	Elfa International AB (Elfa) third-party net sales were $16.6 million, up 34.8% compared to the first quarter of fiscal 2020. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 17.2% compared to the first quarter of fiscal 2020 and consistent with the first quarter of fiscal 2019.
●	Consolidated net income increased 206% to $17.7 million compared to a consolidated net loss of $16.7 million in the first quarter of fiscal 2020. Consolidated net income per diluted share (EPS) was $0.35 compared to a net loss per share of $0.34 in the first quarter of fiscal 2020 and to a net loss per share of $0.08 in the first quarter of fiscal 2019.
●	Adjusted net income* increased 217% to $18.2 million compared to adjusted net loss* of $15.5 million in the first quarter of fiscal 2020. Adjusted net income per diluted share (Adjusted EPS)* was $0.36, compared to an adjusted net loss* per diluted share of $0.32 in the first quarter of fiscal 2020 and to adjusted net loss* per diluted share of $0.08 in the first quarter of fiscal 2019.
●	Adjusted EBITDA* increased 644% to $33.5 million in the first quarter of fiscal 2021 compared to $4.5 million in the first quarter of fiscal 2020 and $10.6 million in the first quarter of fiscal 2019.

Satish Malhotra, Chief Executive Officer and President of The Container Store commented, “We are very pleased to have delivered record setting first quarter results from both a net sales and profitability perspective. Our exceptional results were driven by a team commitment to transform the lives of customers through the power of organization, and alignment on executing key priorities alongside cost and promotional discipline. We are very encouraged by the early strides we are making on our strategic priorities of deepening our relationship with customers, expanding our reach and strengthening our capabilities. We are in the early stages of our path to $2 billion in net sales, but our progress to date further solidifies our confidence in our ability to drive strong results.”

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

First Quarter Fiscal 2021 Results

For the first quarter (thirteen weeks) ended July 3, 2021:

●	Consolidated net sales were $245.3 million, up 61.7% compared to the first quarter of fiscal 2020. TCS net sales were $228.7 million, an increase of 64.1% with other product categories up 69.5%, contributing 3,500 basis points of the increase, and Custom Closets up 58.6%, contributing 2,910 basis points of the increase. Elfa third-party net sales were $16.6 million, up 34.8% compared to the first quarter of fiscal 2020. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 17.2%. As a result of the impact of the COVID-19 pandemic on our Company’s stores in the first quarter of fiscal 2020 and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for the first quarter of fiscal 2021.

●	Consolidated gross margin was 59.6%, an increase of 800 basis points, compared to the first quarter of fiscal 2020. TCS gross margin increased 840 basis points to 58.2%, primarily due to decreased shipping costs as a result of a lower mix of online sales, combined with less promotional activity and partially offset by an unfavorable mix of lower margin product and service sales in the first quarter of fiscal 2021. Elfa gross margin decreased 610 basis points primarily due to higher direct material costs and unfavorable customer mix.
●	Consolidated selling, general and administrative expenses (SG&A) increased by 27.7% to $110.1 million in the first quarter of fiscal 2021 from $86.3 million in the first quarter of fiscal 2020 as we restored certain expenses that were temporarily suspended in fiscal 2020 as part of our COVID-19 pandemic management strategy. However, SG&A as a percentage of net sales decreased 1,200 basis points primarily due to leverage of occupancy, payroll, marketing and other costs on higher sales during the quarter.
●	Consolidated net interest expense decreased 35.6% to $3.2 million in the first quarter of fiscal 2021 from $4.9 million in the first quarter of fiscal 2020. The decrease is primarily due to a lower principal balance on the Senior Secured Term Loan Facility and decreased borrowings on the asset-based revolving credit agreement.
●	The effective tax rate was 24.3% in the first quarter of fiscal 2021, as compared to 29.3% in the first quarter of fiscal 2020. The decrease in the effective tax rate is primarily due to the impact of permanent and discrete items on higher pre-tax income in the first quarter of fiscal 2021.
●	Net income was $17.7 million in the first quarter of fiscal 2021 compared to net loss of $16.7 million in the first quarter of fiscal 2020. EPS in the first quarter of fiscal 2021 was $0.35 compared to ($0.34) in the first quarter of fiscal 2020. Adjusted net income* was $18.2 million, or $0.36 per diluted share, in the first quarter of fiscal 2021 compared to adjusted net loss* of $15.5 million, or ($0.32) per diluted share in the first quarter of fiscal 2020.
●	Adjusted EBITDA* increased $29.0 million to $33.5 million in the first quarter of fiscal 2021 compared to $4.5 million in the first quarter of fiscal 2020.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Outlook

The Company currently expects second quarter of fiscal 2021 consolidated sales growth of approximately 4% as compared to the second quarter of fiscal 2020. EPS for the second quarter of fiscal 2021 is expected to be approximately $0.28.

Balance sheet and liquidity highlights:

(In thousands)	July 3, 2021	June 27, 2020
Cash	$10,512	$63,508
Total debt, net of deferred financing costs	$166,323	$308,694
Liquidity (1)	$119,768	$106,890
Free cash flow *	$(3,829)	$21,701

(1)	Cash plus availability on revolving credit facilities.

Conference Call Information

A conference call to discuss first quarter fiscal 2021 financial results is scheduled for today, August 3, 2021, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with certain supplemental presentation materials, will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13721286. The replay will be available until September 3, 2021.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; sales trends, momentum and targets; and our anticipated financial performance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our Elfa manufacturing facilities; deterioration or change in vendor relationships or events that adversely affect our vendors or their ability to obtain financing for their operations, including COVID-19; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating two distribution centers; our dependence on foreign imports for our

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 3, 2021 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of storage and organization products and solutions and custom closets – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Fiscal Quarter Ended
(In thousands, except share and per share amounts)	July 3, 2021	June 27, 2020
	(unaudited)	(unaudited)
Net sales	$245,315	$151,686
Cost of sales (excluding depreciation and amortization)	98,991	73,447
Gross profit	146,324	78,239
Selling, general, and administrative expenses (excluding depreciation and amortization)	110,148	86,265
Stock-based compensation	869	832
Pre-opening costs	594	9
Depreciation and amortization	8,201	8,949
Other expenses	—	809
Gain on disposal of assets	(5)	(7)
Income (loss) from operations	26,517	(18,618)
Interest expense, net	3,185	4,950
Income (loss) before taxes	23,332	(23,568)
Provision (benefit) for income taxes	5,660	(6,898)
Net income (loss)	$17,672	$(16,670)

Net income (loss) per common share — basic	$0.36	$(0.34)
Net income (loss) per common share — diluted	$0.35	$(0.34)

Weighted-average common shares — basic	49,080,897	48,389,205
Weighted-average common shares — diluted	50,448,216	48,389,205

The Container Store Group, Inc.

Consolidated balance sheets

	July 3,	April 3,	June 27,
(In thousands)	2021	2021	2020
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$10,512	$17,687	$63,508
Accounts receivable, net	29,292	28,949	25,369
Inventory	145,041	130,619	109,182
Prepaid expenses	12,767	11,429	8,632
Income taxes receivable	93	93	3,391
Other current assets	17,538	14,547	14,235
Total current assets	215,243	203,324	224,317
Noncurrent assets:
Property and equipment, net	130,600	131,884	141,504
Noncurrent operating lease right-of-use assets	303,232	307,147	311,911
Goodwill	202,815	202,815	202,815
Trade names	228,416	227,669	225,100
Deferred financing costs, net	243	255	153
Noncurrent deferred tax assets, net	1,026	2,305	2,411
Other assets	2,951	3,070	2,250
Total noncurrent assets	869,283	875,145	886,144
Total assets	$1,084,526	$1,078,469	$1,110,461

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	July 3,	April 3,	June 27,
(In thousands, except share and per share amounts)	2021	2021	2020
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$68,209	$68,546	$51,656
Accrued liabilities	80,205	86,551	75,962
Current borrowings on revolving lines of credit	423	—	5,533
Current portion of long-term debt	2,155	2,166	6,952
Current operating lease liabilities	48,976	50,847	53,165
Income taxes payable	9,938	6,803	198
Total current liabilities	209,906	214,913	193,466
Noncurrent liabilities:
Long-term debt	163,745	163,818	296,209
Noncurrent operating lease liabilities	280,053	285,022	301,399
Noncurrent deferred tax liabilities, net	48,972	48,923	45,053
Other long-term liabilities	12,302	12,124	11,304
Total noncurrent liabilities	505,072	509,887	653,965
Total liabilities	714,978	724,800	847,431
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,417,215 shares issued at July 3, 2021; 48,838,261 shares issued at April 3, 2021; 48,491,369 shares issued at June 27, 2020	494	488	485
Additional paid-in capital	870,460	873,048	867,332
Accumulated other comprehensive loss	(18,214)	(19,003)	(28,970)
Retained deficit	(483,192)	(500,864)	(575,817)
Total shareholders’ equity	369,548	353,669	263,030
Total liabilities and shareholders’ equity	$1,084,526	$1,078,469	$1,110,461

The Container Store Group, Inc.

Consolidated statements of cash flows

	Fiscal Quarter Ended
	July 3,	June 27,
(In thousands)	2021	2020
	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$17,672	$(16,670)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,201	8,949
Stock-based compensation	869	832
Gain on disposal of assets	(5)	(7)
Deferred tax expense (benefit)	5,097	(7,178)
Non-cash interest	470	465
Other	(109)	104
Changes in operating assets and liabilities:
Accounts receivable	110	204
Inventory	(14,494)	16,085
Prepaid expenses and other assets	(4,183)	(1,841)
Accounts payable and accrued liabilities	(5,738)	11,651
Net change in lease assets and liabilities	(2,926)	9,851
Income taxes	(1,265)	1,560
Other noncurrent liabilities	38	1,609
Net cash provided by operating activities	3,737	25,614

Investing activities
Additions to property and equipment	(7,566)	(3,913)
Proceeds from sale of property and equipment	5	6
Net cash used in investing activities	(7,561)	(3,907)

Financing activities
Borrowings on revolving lines of credit	430	11,340
Payments on revolving lines of credit	—	(15,288)
Borrowings on long-term debt	5,000	—
Payments on long-term debt	(5,550)	(21,739)
Payment of taxes with shares withheld upon restricted stock vesting	(3,677)	(406)
Proceeds from the exercise of stock options	226	—
Net cash used in financing activities	(3,571)	(26,093)

Effect of exchange rate changes on cash	220	139

Net decrease in cash	(7,175)	(4,247)
Cash at beginning of fiscal period	17,687	67,755
Cash at end of fiscal period	$10,512	$63,508

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income (loss), adjusted net income (loss) per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net income (loss) before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, severance charges associated with COVID-19, charges related to an Elfa manufacturing facility closure, charges related to the closure of Elfa France operations, impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our optimization plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per common share - diluted as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income (loss) and GAAP net income (loss) per common share - diluted.

	Fiscal
	Quarter Ended
	July 3, 2021	June 27, 2020	June 29, 2019
Numerator:
Net income (loss)	$17,672	$(16,670)	$(4,099)
Management transition costs (a)	473	—	—
COVID-19 costs (b)	192	1,223	—
COVID-19 severance (c)	—	809	—
Taxes (d)	(186)	(885)	—
Adjusted net income (loss)	$18,151	$(15,523)	$(4,099)

Denominator:
Weighted-average common shares outstanding — diluted	50,448,216	48,389,205	48,231,148

Net income (loss) per common share — diluted	$0.35	$(0.34)	$(0.08)
Adjusted net income (loss) per common share — diluted	$0.36	$(0.32)	$(0.08)

(a)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(b)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of sanitization costs in the first quarter of fiscal 2021 and fiscal 2020, and hazard pay for distribution center employees in the first quarter of fiscal 2020, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(c)	Includes costs incurred in the first quarter of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in the first quarter of fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(d)	Tax impact of adjustments to net income (loss) that are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Fiscal Quarter Ended
	July 3, 2021	June 27, 2020	June 29, 2019
Net income (loss)	$17,672	$(16,670)	$(4,099)
Depreciation and amortization	8,201	8,949	9,706
Interest expense, net	3,185	4,950	5,709
Income tax provision (benefit)	5,660	(6,898)	(1,795)
EBITDA	$34,718	$(9,669)	$9,521
Pre-opening costs (a)	594	9	477
Non-cash lease expense (b)	(3,355)	11,138	(64)
Stock-based compensation (c)	869	832	811
Management transition costs (d)	473	—	—
Foreign exchange losses (gains) (e)	11	121	(75)
COVID-19 costs (f)	192	1,223	—
Severance and other costs (credits) (g)	—	809	(27)
Adjusted EBITDA	$33,502	$4,463	$10,643

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. Non-cash lease expense increased in fiscal 2020 due to renegotiated terms with landlords due to COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments, of which $2.2 million remains deferred as of July 3, 2021, and the modification of certain lease terms for a substantial portion of our leased properties.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(f)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of sanitization costs in the first quarter of fiscal 2021 and fiscal 2020, and hazard pay for distribution center employees in the first quarter of fiscal 2020, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(g)	Includes costs incurred in the first quarter of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in the first quarter of fiscal 2020, and for the first quarter of fiscal 2019, consist of severance and other charges/credits unrelated to COVID-19, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Fiscal Quarter Ended
	July 3,	June 27,
	2021	2020
Net cash provided by operating activities	$3,737	$25,614
Less: Additions to property and equipment	(7,566)	(3,913)
Free cash flow	$(3,829)	$21,701